Exhibit 99.1

Marinus Announces One-for-Four Reverse Stock Split

-	Shares of Common Stock Will Begin Trading on Split-Adjusted Basis on September 23, 2020

RADNOR, Pa., September 22, 2020 -- Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders, today announced that it will effect a one-for-four reverse stock split of its common stock at 5:00 pm ET today.  Beginning with the opening of trading on September 23, 2020, the Company’s common stock will trade on The Nasdaq Global Market on a split-adjusted basis under a new CUSIP number 56854Q200.

The Company’s stockholders approved an amendment authorizing the reverse stock split at its Special Meeting of Stockholders on March 31, 2020. The reverse stock split was effected by filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

The reverse stock split will be effected simultaneously for all outstanding shares of common stock and the ratio will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of shares of Marinus common stock uniformly and each stockholder will hold the same percentage of Marinus common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price of the Company’s common stock on September 22, 2020.

The reverse stock split proportionately reduces the number of shares of common stock available for issuance under the Company’s equity incentive plans and proportionately reduces the number of shares of common stock issuable upon the exercise of stock options outstanding immediately prior to the reverse split. The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 122.3 million to approximately 30.6 million.

In connection with the reverse stock split, the number of authorized shares of common stock will be decreased from 300,000,000 to 150,000,000, effective immediately following the effectiveness of the reverse split. There will be no change to the number of authorized shares of preferred stock, or change in the par values of Company’s common stock (which will remain at $0.001 per share) or preferred stock (which will remain at $0.001 per share).

American Stock Transfer & Trust Company, LLC (AST) is acting as the exchange agent and transfer agent for the reverse stock split. AST will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for post-split shares in book-entry form and receiving payment for any fractional shares.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus has conducted the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder and is conducting a Phase 2 trial in tuberous sclerosis complex, as well as a Phase 2 biomarker-driven proof-of-concept trial in PCDH19-related epilepsy. The company intends to initiate a Phase 3 trial in status epilepticus. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the timing and effectiveness of the reverse stock split and Marinus’ expectations to initiate a Phase 3 trial in status epilepticus. Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain and maintain patent protection for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidate; our ability to raise additional capital; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see filings Marinus has made with the Securities and Exchange Commission.

Contact

Sasha Damouni Ellis
Vice President, Investor Relations & Corporate Communications
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com